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                                                                    EXHIBIT 12.1

                        ASSOCIATED MATERIALS INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN THOUSANDS, EXCEPT RATIOS)


                                                                                                           One Hundred |  Seventy
                                                                                                Six Months  Eight Days | Three Days
                                                                                                   Ended      Ended    |    Ended
                                                     Twelve Months Ended December 31,             June 30,   April 18, |   June 30,
                                              ------------------------------------------          --------  ---------  | -----------
                                               1997      1998      1999         2000     2001       2001      2002 (a) |     2002
                                              ------   ------   ------------   ------   ------  --------    -------- |  ----------
                                                                 Predecessor                    Predecessor Predecessor| Successor
                                             -------------------------------------------------- ----------- -----------| ---------
                                                                                                                       |
Income (loss) before                                                                                                   |
income                                                                                                                 |
  tax expense                                 $22,613  $24,438    $33,528      $40,110  $41,320    $10,238   $(4,780)  |  $ 8,021
                                                                                                                       |
Fixed Charges                                                                                                          |
       Interest expense                       $ 9,795  $ 7,978    $ 7,108      $ 7,177  $ 7,172     3,649      2,153   |    6,213
       Portion of rents representative                                                                                 |
           of interest factor                   3,904    4,016      4,337        4,842    5,893     2,745      1,996   |      993
       Amortization of debt                       398      295        275          274      274       138         69   |       --
                                              -------  -------    -------      -------  -------    -------   -------   |  -------
                                                                                                                       |
       Total fixed charges                    $14,097  $12,289    $11,720      $12,293  $13,339    $ 6,532   $ 4,218   |  $ 7,206
                                              =======  =======    =======      =======  =======    =======   =======   |   =======
                                                                                                                       |
Earnings/(losses):                            $36,710  $36,727    $45,248      $52,403  $54,659    $16,770   $  (562)  |   $15,227
                                                                                                                       |
Ratio of earnings to fixed charges                2.6      3.0        3.9          4.3      4.1        2.6        --   |      2.1
                                              =======  =======    =======      =======  =======    =======   =======   |  =======

(a) The deficiency in the ratio of earnings to fixed charges is approximately $4.8 million for the one hundred eight days ended April 18, 2002.